IOWA FIRST BANCSHARES CORP.
                                Second and Cedar
                              Muscatine, Iowa 52761
                                 (563) 263-4221



For more information contact:
D. Scott Ingstad, Chairman, President and CEO (563-262-4202)  Or
Kim K. Bartling, Executive Vice President, Chief Operating Officer & Treasurer (563-262-4216)

                                  PRESS RELEASE

        FOR RELEASE October 23, 2003, at 1:00 p.m. Central Standard Time

Iowa First Bancshares Corp. Reports Third Quarter Financial Results and Dividend Payment

Iowa First Bancshares Corp. (OTCBB IFST) today reported net income of $940,000 for the quarter ended September 30, 2003, compared to net income of $985,000 for the quarter ended September 30, 2002, a decrease of $45,000 or 4.6%. This decrease in net income resulted primarily from lower net interest income and higher noninterest expense during the third quarter of 2003 compared to the third quarter of 2002. On a positive note, this decrease in net interest income and rising noninterest expense was partially offset by lower provision for loan losses and higher noninterest income during the quarter ended September 30, 2003 as compared to the same quarter of the prior year. Diluted earnings per share were $.66 during the three months ended September 30, 2003, and $.69 for the comparable period the prior year, a decrease of $.03 or 4.3%. The Company's annualized return on average assets and return on average equity for the quarter ended September 30, 2003 was .98% and 15.0%, respectively.

Net income for the nine months ended September 30, 2003, totaled $2,501,000 which was $208,000 or 7.7% less than the comparable period last year. This decrease in net income was attributable to lower net interest income, higher provision for loan losses and higher noninterest expense during the first nine months of 2003 compared to the same period in 2002. This was partially mitigated by higher noninterest income during the first three quarters of 2003 than 2002. Diluted earnings per share for the first nine months of 2003 of $1.76 were $.12, or 6.4%, lower than the prior year. The Company's annualized return on average assets and return on average equity for the nine months ended September 30, 2003, was .86% and 13.4%.

Total assets grew $3.2 million (0.8%), and total deposits increased $12.1 million (4.5%) during the first nine months of 2003. Year-to-date 2003 net interest margin of 3.23% declined from 3.41% over the same period in 2002. This translated into a decrease of $252,000 or 2.9% in net interest income for the nine months ended September 30, 2003 compared to the first nine months of 2002.

The Company has, during the first nine months of 2003, repurchased for the treasury 8,600 shares or 0.6% of the total common shares outstanding as of the prior year end. The Company plans to continue repurchasing shares of its common stock as they become available. These share repurchases are possible due to the strong capital base and sufficient cash flow of Iowa First Bancshares Corp.

The board of directors declared a $.235 per common share cash dividend to be paid to shareholders of record September 30, 2003. This dividend will be paid on October 28, 2003 and results in an annualized yield of 3.55% on the December 31, 2002 stock price.

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.


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

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2002 Annual Report on Form 10-K which is filed with the Securities and Exchange Commission.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)
                                   (unaudited)

                                      For the Three         For the Three       For the Nine         For the Nine
                                      Months Ended          Months Ended        Months Ended         Months Ended
                                   September 30, 2003    September 30, 2002   September 30, 2003   September 30, 2002
                                   ----------------------------------------------------------------------------------
Net Interest Income ................     $2,810               $2,950               $8,430               $8,682
Provision for Loan Losses ..........         65                   95                  525                  330
Noninterest Income .................        838                  639                2,250                1,959
Noninterest Expense ................      2,202                2,060                6,582                6,390
Net Income After Income Taxes ......        940                  985                2,501                2,709

Net Income Per Common Share,
   Basic and Diluted ...............     $ 0.66               $ 0.69               $ 1.76               $ 1.88

                           As of                As of               As of
                     September 30, 2003   December 31, 2002   September 30, 2002
                     -----------------------------------------------------------

Net loans .......         $262,607            $273,922             $280,380
Total Assets ....          381,866             378,705              386,301
Total Deposits ..          282,564             270,422              276,027

Tier 1 Capital ..           30,769              29,504               29,210


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